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EXHIBIT 99.1

Script

Slide 1 - Title

Good afternoon and welcome to the First Charter Conference Call where we will be discussing our earnings results outlined in our July 10th earnings release and management's projections for the remainder of the year.

As an administrative reminder, we ask that everyone on the call mute their phones to eliminate any background noise.

I am Bob Bratton, Chief Financial Officer of First Charter Corporation. With me today are Lawrence Kimbrough, President and Chief Executive Officer, Bob James, Executive Vice President of Sales & Marketing, Tom McFarland, Executive Vice President of Information Technology & Operations, and Steve Rownd, Executive Vice President of Risk Management. The slides referred to during this call are available at our website, (www.FirstCharter.com) under the "Shareholder Information" section.

The next slide outlines our Forward Looking Statements Disclosure.

Slide 2 - Forward-looking Statement

As noted in this forward looking disclosure, we will be discussing current results and forward looking projections including statements relating to the earnings outlook of First Charter. As stated in this disclosure there are several issues which may cause these projections to vary from actual results.

Now let's look at the Outline of Today's Discussions.

Slide 3 - Conference Call Outline

We will be conducting this Call in three phases. The first phase will discuss our results of operations for the second quarter of 2001 as well as the year to date. The second phase will discuss our outlook on the remainder of 2001, including an overview of certain initiatives. The last phase will consist of a Question and Answer session. Now, let's move into the discussions of our second quarter results.

Slide 4 - Summary of Results

First Charter recognized operating earnings of $0.28 per share during the second quarter of 2001. These results were in the middle of the range we projected during our April 18th 2001 Conference Call. Additionally, First Charter recognized $0.56 diluted earnings per share year to date.

As you compare our results to the prior year periods, please take note that our merger with Carolina First BancShares, Inc. was consummated on April 4th 2000. During that second quarter of 2000, a total of $16.3 million in pre-tax charges were taken as restructuring charges and merger-related expenses, or $0.39 per share after-tax.

Next, we will look at our balance sheet growth year to date.



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Slide 5 - Loan Portfolio Growth

During the January Conference Call, management indicated that 2001 balance sheet growth would moderate from previous levels. This has been the case as current economic conditions have softened overall loan demand in our region.

This graph presents our total loan portfolio growth from December 31st 2000 to June 30th 2001 as well as our growth from June 30th 2000 to June 30th 2001. These figures have been adjusted to remove the effect of the $167 million of mortgage loans which were securitized and moved to our securities available for sale account in February 2001. This was previously disclosed in our April 18th 2001 Conference Call. As you can see from the graph, we have experienced modest loan growth for the last twelve months. Since the beginning of the year, commercial loans have experienced several large scheduled payoffs. In addition, we have been very selective in seeking new opportunities in this economic environment. As a result, commercial loans are below December 31st 2000 levels.

On a positive note, consumer loan growth has been very strong. Home equity and installment loans grew at an annualized 14% year to date, and we anticipate continued strong growth in this area.

Now, let's turn our attention to the growth in our Investments Portfolio.

Slide 6 - Investment Portfolio Growth

As previously announced, we have been increasing the investment portfolio to add additional earning assets to offset the lack of commercial loan growth. While this action has helped to grow net interest income, it has contributed to some of the compression on the net interest margin.

As of June 30th 2001, the total investment portfolio increased by $332 million over the fourth quarter of 2000 and $273 million over the second quarter of 2000. Both of these figures have been adjusted to remove the effects of the $167 million mortgage loan securitization, discussed earlier.

Next, we will review the growth we have experienced in Deposits.

Slide 7 - Deposit Growth

We have been very pleased with our deposit growth for the first six months of the year. Since December 31st 2000, total deposits have grown by $121 million or 12% annualized.

The increase over the second quarter of 2000 was $160 million or 17% annualized. This amount has been adjusted to remove the effect of the $88 million in deposits added as a result of the four financial centers purchased in November of 2000. Including the financial centers purchased, total deposits have grown by $248 million over the second quarter of 2000. The growth has occurred in the following categories: demand, money market, and certificates of deposit, and have been the result of the increased emphasis we have placed on new accounts and deposit growth this year.

Let's now turn our attention to our Management of Asset Quality.

Slide 8 - Management of Asset Quality

The declining rate environment experienced during the first half of the year has generally helped reduce the financial pressure on businesses and consumers; however, some of our clients continue to experience financial difficulties from the current economic environment. As a result,


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First Charter's nonperforming assets increased by approximately $2.5 million to
$32.1 million from year end 2000 levels, and increased $1.5 million from our March 31st 2001 level of $30.6 million. Nonperforming assets to total assets have remainded relatively unchanged at 1.02% versus 0.99% and 1.01% at March 31st 2001 and December 31st 2000, respectively.

The increases in nonaccrual loans to total loans and the allowance for loan losses to total loans is directly attributable to the $167 million securitization of mortgage loans and the resulting reclassification of the loans to the securities available for sale category. The securitized loans consisted of residential mortgage loans that generally have a lower percentage of allocated allowance for loan losses.

Annualized year to date net charge-offs for the first six months mirror the 2000 year end results at 19 basis points versus 20 basis points.

Management believes the allowance is adequate to cover probable losses in the loan portfolio. First Charter will continue its vigilant management of asset quality and as conditions change, management will continue to take appropriate action.

Now, we will discuss our Net Interest Margin results.

Slide 9 - Net Interest Margin

As the Federal Reserve has aggressively cut interest rates to create a "soft landing of the economy," approximately $800 million in rate sensitive loans re-priced with each rate cut. The current competitive environment has not afforded us significant opportunity to re-price our interest bearing demand, insured money market accounts and regular savings accounts. As certificates of deposits have matured, we have used the opportunity to re-price downward that funding source. The net effect of the loan re-pricing and the addition of lower yielding securities has been a compression of our margin from 4.17% at December 31st 2000, to 3.90% at March 31st 2001, and finally to 3.73% at June 30th 2001. Management anticipates further rate cuts by the Federal Reserve which will continue to place pressure on the margin until funding sources can be re-priced.

Next, we will discuss our increases in Noninterest Income.

Slide 10 - Enhanced Noninterest Income

We are very pleased that noninterest income for the second quarter of 2001 increased 11% over the second quarter of 2000. Noninterest income year to date 2001 increased 13% over the same period in 2000. These increases are the result of First Charter's continued emphasis on this portion of our revenue stream. We have specifically seen increases in our service charge, insurance and brokerage services income. In addition, the declining rate environment has increased mortgage loan origination volume. This has resulted in additional loan sales to the secondary market and increases is the related mortgage fee income.

Now, we will turn our focus to noninterest expense.

Slide 11 - Noninterest Expense

These two graphs of our noninterest expense changes have both been adjusted to remove the effects of the $16.3 million Restructuring Charges and Merger-Related Expenses related to the Carolina First BancShares, Inc. merger which was effective in April of 2000. Noninterest expense for the second quarter increased 7% over the second quarter of 2000. Noninterest expense year to date increased 4% over the same period in 2000. These increases were primarily attributable to operating costs associated with the four financial centers acquired during the

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fourth quarter of 2000 and to an increase in occupancy and equipment expense as a result of the move into the new First Charter Center.

Now, let's turn our attention to the second phase of the Call, our outlook for the remainder of 2001.

Slide 12 - Conference Call Outline

The following slide outlines an overview of certain key initiatives by management for the remainder of the year.

Slide 13 - Key Initiatives

Our company is committed to forever improve the level of service we provide our clients. In our current advertising campaign of "Them vs. Us", we highlight our ability to exceed the service levels of our competitors and it is proving to be quite successful. Every level of our Company has identified specific actions to deliver excellent service quality.

While facing challenges in commercial loan production, due in part to the slowing economy, our sales and credit teams, working together, have increased their efforts to seek out commercial borrowing relationships from both existing and new relationships.

We will continue to focus on asset quality. The slowing economy has placed some strain on certain credits, however, nonaccrual loans remained stable from March to June.

Noninterest income growth will continue to be a prime initiative. As we add resources and increase our focus on our Wealth Management Division, we anticipate continued growth in fee income.

We are proud of our discipline to control noninterest expense. The synergies associated with our Carolina First BancShares merger have been reinvested in our corporate facility, technological infrastructure, and the acquisition of four additional financial centers.

Next we will turn our attention to our expectations for Balance Sheet Growth for the remainder of 2001.

Slide 14 - Balance Sheet Growth - Year End 2001

For the remainder of the year 2001, we anticipate loan growth to be approximately 2 to 4% over our second quarter 2001 results. In addition, we expect deposit growth to be approximately 4 to 6% over our June 30th 2001 balances.

The next slide outlines our expectations for the Net Interest Margin.

Slide 15 - Net Interest Margin Range

We anticipate the net interest margin to reside in the 3.65% to 3.80% range for the remainder of 2001. As noted last quarter, the net effect of the loan re-pricing and the addition of lower yielding securities has created compression in our margin. Assuming a declining rate environment, our variable rate loans re-price with each rate decrease, continuing the downward pressure on our margin. Therefore, as rates fall, the ability to maintain our margin will be dependent on the magnitude of future rate cuts and on the speed at which we can reprice our funding sources.

Next, we can discuss our year end estimates of Earnings per Share.


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Slide 16 - Improved Operating Results

Based on the issues and initiatives we have discussed, we anticipate diluted earnings per share to be $1.19 to $1.22 per share which equates to a growth rate for the year to be between 3% and 5%. Net income is estimated to be between $37 to $39 million.

We expect our third quarter diluted earnings per share to be between $0.29 and $0.31 per share.

Let's now close with a summary of items which will be the focus of First Charter management in the coming months before our Question and Answer Session.

Slide 17 - Summary

Continued excellent service quality will strengthen our current client relationships and provide us opportunities with new clients.

Balance sheet growth will drive net income and thus command our full attention.

As we stated earlier, asset quality is and will continue to be a primary focus.

Noninterest income and noninterest expense initiatives will enable us to reduce the pressure on the net interest margin and thus represent a significant focus.

Finally, we will continue to evaluate the benefits of a share repurchase plan that was discussed in an earlier press release.

Before we begin our Question and Answer session, we would like to thank everyone on the Call for their interest in First Charter.

Slide 18 - Conference Call Outline

The line is now open for questions, but we remind everyone of the disclosure limitations under Regulation FD. We ask that you state your name and association before your question.

Slide 19 - Picture and Logo